        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2005
                                                     REGISTRATION NO. 333-122047

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                         LEUCADIA NATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              -------------------

             NEW YORK                             6331                            13-2615557
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              -------------------

                         LEUCADIA NATIONAL CORPORATION
                             315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                 (212) 460-1900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOSEPH A. ORLANDO
                         LEUCADIA NATIONAL CORPORATION
                             315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                 (212) 460-1900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              -------------------

                                WITH COPIES TO:
                             ANDREA BERNSTEIN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If only the securities being registered on this Form are being offered pursuant to dividend or interest revinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              -------------------



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, NOR IS IT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION DATED FEBRUARY 7, 2005


PROSPECTUS

                         LEUCADIA NATIONAL CORPORATION

                               [LEUCADIA LOGO]

                            2,250,000 COMMON SHARES
                               ($1.00 PAR VALUE)

                              -------------------

    This prospectus relates to the public offering of up to 2,250,000 of our common shares on behalf of the selling shareholder identified in this prospectus.

    The common shares may be offered and sold from time to time pursuant to this prospectus by the holder of those common shares or by its transferees, pledgees, donees, or successors, all of which we refer to as dealers or agents. The selling shareholder will receive all of the net proceeds from the sale of the common shares pursuant to this prospectus and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for the payment of other expenses incident to the registration of the common shares. The selling shareholder and any broker-dealers, agents or underwriters that participate in the distribution of any common shares pursuant to this prospectus may be deemed to be 'underwriters' within the meaning of
Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the common shares may be deemed to be underwriting compensation under the Securities Act.


    Our common shares are quoted on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol 'LUK.' On February 4, 2005, the closing price for our common shares on the New York Stock Exchange was $36.55 per share.


    In order to protect our significant tax loss carryforwards and other tax attributes, our certificate of incorporation contains restrictions on the transfer of our stock and certain of our securities.

                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                THE DATE OF THIS PROSPECTUS IS            , 2005

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THOSE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING SHAREHOLDER IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE APPLICABLE DOCUMENT.

                             -------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................   ii
Where You Can Find More Information.........................  iii
Summary.....................................................    1
Use of Proceeds.............................................    3
Price Range of Our Common Shares............................    3
Dividend Policy.............................................    3
Description of Our Capital Stock............................    4
Transfer Restrictions on Our Common Shares..................    4
Certain Material United States Federal Income Tax
  Consequences to Non-United States Holders.................    8
Selling Shareholder.........................................   11
Plan of Distribution........................................   12
Legal Matters...............................................   13
Incorporation by Reference..................................   13
Experts.....................................................   14

                              -------------------

    Our logo which appears on the front and back cover page of this prospectus is registered in the United States Patent and Trademark Office.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements contained in or incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.

    Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. The words 'estimates,' 'expects,' 'anticipates,' 'believes,' 'plans,' 'intends' and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

    The factors that could cause actual results to differ materially from those suggested by any of these statements or which may materially and adversely affect the Company's actual results include, but are not limited to, those discussed or identified from time to time in our public filings, including:

       A WORSENING OF GENERAL ECONOMIC AND MARKET CONDITIONS OR INCREASES IN PREVAILING INTEREST RATE LEVELS, which may result in reduced sales of our products and services, lower valuations for our associated companies and investments or a negative impact on the credit quality of our assets;

       CHANGES IN FOREIGN AND DOMESTIC LAWS, REGULATIONS AND TAXES, which may result in higher costs and lower revenue for our businesses, including as a result of unfavorable political and diplomatic developments, currency fluctuations, changes in governmental policies, expropriation, nationalization, confiscation of assets and changes in legislation relating to non-U.S. ownership;

       INCREASED COMPETITION AND CHANGES IN PRICING ENVIRONMENTS, which may result in decreasing revenues and/or margins, increased raw materials costs for our plastics business, loss of market share or significant price erosion;

       CONTINUED INSTABILITY AND UNCERTAINTY IN THE TELECOMMUNICATIONS INDUSTRY, associated with increased competition, aggressive pricing and overcapacity;

       DEPENDENCE ON KEY PERSONNEL, in particular, our Chairman and our President, the loss of whom would severely affect our ability to develop and implement our business strategy;

       INABILITY TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL, which would make it difficult to conduct the businesses of certain of our subsidiaries, including WilTel Communications Group, Inc. and Symphony Health Services, LLC;

       ADVERSE LEGAL AND REGULATORY DEVELOPMENTS THAT MAY AFFECT PARTICULAR BUSINESSES, such as regulatory developments in the telecommunications and healthcare industries, or in the environmental area, which could affect our real estate development activities and telecommunications business, as well as our other operations;

       WEATHER RELATED CONDITIONS AND SIGNIFICANT NATURAL DISASTERS, INCLUDING HURRICANES, TORNADOES, WINDSTORMS, EARTHQUAKES AND HAILSTORMS, which may impact our wineries, real estate holdings and reinsurance operations;

       THE INABILITY TO REINSURE CERTAIN RISKS ECONOMICALLY OR THE ABILITY TO COLLECT ON ITS INSURANCE OR REINSURANCE POLICIES, which could result in us having to self-insure business risks;

       CHANGES IN U.S. REAL ESTATE MARKETS, including the residential market in Southern California and the commercial market in Washington D.C., which are sensitive to mortgage interest rate levels, and the vacation market in Hawaii;

       ADVERSE ECONOMIC, POLITICAL OR ENVIRONMENTAL DEVELOPMENTS IN SPAIN, which could delay or preclude the issuance of permits necessary to develop our copper mineral rights or which could result in increased costs of bringing the project to completion and increased costs in financing the development of the project;

       THE INABILITY TO OBTAIN THE NECESSARY FINANCING FOR THE LAS CRUCES COPPER MINING PROJECT, which could delay or prevent completion of the project;

       DECREASES IN WORLD WIDE COPPER PRICES OR WEAKENING OF THE U.S. DOLLAR AGAINST THE EURO, which could adversely affect the commercial viability of our mineral rights in Spain;


       WILTEL'S DEPENDENCE ON A SMALL NUMBER OF SUPPLIERS AND HIGH-VOLUME CUSTOMERS (INCLUDING SBC COMMUNICATIONS INC.), the loss of any of which could adversely affect WilTel's ability to generate operating profits and positive cash flows (See 'Summary -- Our Company -- Recent Developments' below);


       CHANGES IN TELECOMMUNICATIONS LAWS AND REGULATIONS, which could adversely affect WilTel and its customers through, for example, higher costs, increased competition and a loss of revenue;

       WILTEL'S ABILITY TO ADAPT TO TECHNOLOGICAL DEVELOPMENTS OR CONTINUED OR INCREASED PRICING COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY, which could adversely affect WilTel's ability to generate operating profits and positive cash flows;

       WILTEL'S INABILITY TO GENERATE OPERATING PROFITS AND POSITIVE CASH FLOWS, which could result in a default under WilTel's credit agreement, pursuant to which substantially all of its assets are pledged;

       CURRENT AND FUTURE LEGAL AND ADMINISTRATIVE CLAIMS AND PROCEEDINGS AGAINST WILTEL, which may result in increased costs and diversion of management's attention;

       WILTEL'S ABILITY TO ACQUIRE OR MAINTAIN RIGHTS OF WAY NECESSARY FOR THE OPERATION OF ITS NETWORK, which could require WilTel to find alternate routes or increase WilTel's costs to provide services to its customers;

       CHANGES IN ECONOMIC CONDITIONS INCLUDING THOSE AFFECTING REAL ESTATE AND OTHER COLLATERAL VALUES, the continued financial stability of our borrowers and their ability to make loan principal and interest payments;

       REGIONAL OR GENERAL INCREASES IN THE COST OF LIVING, particularly in the regions in which we have operations or sell our products or services, which may result in lower sales of such products and service; and

       RISKS ASSOCIATED WITH FUTURE ACQUISITIONS AND INVESTMENTS, including changes in the composition of our assets and liabilities through such acquisitions, diversion of management's attention from normal daily operations of the business and insufficient revenues to offset increased expenses associated with acquisitions.

    WE DO NOT HAVE ANY OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Our common shares, 7 3/4% Senior Notes due 2013, 8 1/4% Senior Subordinated Notes due 2005 and 7 7/8% Senior Subordinated Notes due 2006 are listed on the New York Stock Exchange. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have filed with the Commission a Registration Statement on Form S-3 with respect to the common shares to be offered and sold by this prospectus. This prospectus, which is a part of the registration statement, omits some of the information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document, we refer you to the relevant exhibit for a more complete description of the matter involved, and each statement is deemed qualified in its entirety to the reference.

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Before making an investment decision, you should carefully read this entire prospectus. Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to 'Leucadia,' 'we,' 'us,' 'our,' 'our company' or 'the company' refer to Leucadia National Corporation, a New York corporation and its direct and indirect subsidiaries.

                                  OUR COMPANY

    We are a diversified holding company engaged in a variety of businesses, including telecommunications, healthcare services, banking and lending, manufacturing, real estate activities, winery operations, development of a copper mine and property and casualty reinsurance. We concentrate on return on investment and cash flow to maximize long-term shareholder value. Additionally, we are continuously evaluating the retention and disposition of our existing operations and investigating possible acquisitions of new businesses in order to maximize shareholder value. In identifying possible acquisitions, we tend to seek assets and companies that are troubled or out of favor and, as a result, are selling substantially below the values we believe to be present.

    Our telecommunications operations consist of WilTel Communications Group, Inc., which operates in two segments, Network and Vyvx. Network owns or leases and operates a nationwide inter-city fiber-optic network providing Internet, data, voice and video services. Vyvx transmits audio and video programming over the network and distributes advertising media in physical and electronic form.

    Our healthcare services operations consists of Symphony Health Services, LLC. Symphony is primarily engaged in the provision of physical, occupational, speech and respiratory therapy services.

    Our banking and lending operations have historically consisted of making installment loans to niche markets primarily funded by customer banking deposits insured by the Federal Deposit Insurance Corporation. We sold substantially all of our loan portfolios during the second and third quarters of 2004 and are liquidating the remaining business in an orderly and cost efficient manner.

    Our manufacturing operations manufacture and market lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, agriculture, packaging, carpet padding, filtration and consumer products.

    Our domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale.

    Our winery operations consist of Pine Ridge Winery in Napa Valley, California and Archery Summit in the Willamette Valley of Oregon. These wineries primarily produce and sell wines in the luxury segment of the premium table wine market.

    Our copper mine development operations consist of our 72.5% interest in MK Resources Company (formerly MK Gold Company), a publicly traded company listed on the NASD OTC Bulletin Board (Symbol: MKRR).

    Our property and casualty reinsurance business is conducted through our common stock interest in Olympus Re Holdings, Ltd., a Bermuda reinsurance company primarily engaged in the property excess, marine and aviation reinsurance business.

RECENT DEVELOPMENTS


    On January 31, 2005, SBC Communications Inc. announced that it would buy AT&T Corp., thereby obtaining control of AT&T's telecommunications network. SBC also announced that it intends to migrate its IP-based and long distance services to the AT&T network. SBC indicated that it expects to close the acquisition in the first half of 2006.

    SBC currently is the largest customer of our telecommunications subsidiary, WilTel Communications Group, Inc., under several preferred provider agreements between WilTel and SBC. If SBC migrates its business from WilTel's network to the AT&T network, SBC will be required to pay to WilTel up to $200,000,000 for all costs WilTel incurs in connection therewith, including increased costs of the network facilities remaining with WilTel due to the loss of SBC traffic (defined as 'Transition Costs' in the provider agreements). WilTel anticipates that an orderly migration of services from its network to AT&T would require some period of time after SBC's acquisition of AT&T is approved and consummated.



    Pursuant to the terms of WilTel's credit agreement, the SBC announcement is considered a 'material adverse effect' as defined in the facility and as a result WilTel can no longer access its $25 million revolving credit facility. WilTel does not foresee needing the $25 million revolving credit facility to meet its present requirements. The announcement does not have any impact on the $360 million of term loans under WilTel's credit agreement. However, should SBC's acquisition of AT&T be consummated and, as a result, the SBC preferred provider agreements are terminated, such a termination would be an event of default under WilTel's credit agreement, unless the default is waived by WilTel's lenders.



    Prior to announcing the intended acquisition of AT&T, on January 28, 2005, SBC reached an agreement with WilTel to extend to April 1, 2005 the existing transport rate structure in effect during the 'pricing period' specified in various agreements among SBC, WilTel and their respective subsidiaries. The existing pricing period had been scheduled to expire on January 31, 2005.



    WilTel anticipates that it will have negotiations with SBC with respect to future transport rate pricing and other matters regarding their relationship in light of the AT&T announcement. We will also evaluate on an ongoing basis the impact of SBC's intended acquisition of AT&T on WilTel's operations and financial condition, including the potential adverse impact on the carrying values of WilTel's assets.



    WilTel also will undertake to modify its operations in light of the anticipated loss of its major customer, including expanding its customer base and evaluating opportunities for consolidation. To the extent that WilTel is not successful in these efforts, the adverse impact of losing SBC's business will be materially greater.

                              -------------------

    Our principal executive offices are located at 315 Park Avenue South, New York, New York 10010. Our telephone number is (212) 460-1900.

                                USE OF PROCEEDS

    The selling shareholder shall receive all of the proceeds from the sale of any common shares offered hereby. The shares offered hereby have registration rights pursuant to Exhibit 1 to an Agreement and Plan of Reorganization between us and TLC Associates, a New York general partnership, dated February 23, 1989. Pursuant to such provisions, we are obligated to register the common shares and to bear the costs of the registration, other than underwriting discounts and commissions, if any, which would be paid by the selling shareholder. We estimate that the registration expenses that we will bear will be approximately $90,000.

                        PRICE RANGE OF OUR COMMON SHARES

    Our common shares are traded on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol LUK. The following table sets forth, for the calendar periods indicated, the high and low price per common share on the consolidated transaction reporting system, as reported by the Bloomberg Professional Service provided by Bloomberg L.P. The stock prices have been adjusted to reflect a three-for-two stock split of our common shares paid on December 31, 2004 to holders of record of our common shares at the close of business on December 23, 2004.


                                                               COMMON SHARE
                                                              ---------------
                                                               HIGH     LOW
                                                               ----     ---
2003
    First Quarter...........................................  $25.73   $21.73
    Second Quarter..........................................   26.29    23.86
    Third Quarter...........................................   26.27    24.22
    Fourth Quarter..........................................   30.79    25.19
2004
    First Quarter...........................................  $35.97   $30.69
    Second Quarter..........................................   37.74    30.03
    Third Quarter...........................................   37.78    32.23
    Fourth Quarter..........................................   47.00    37.50
2005
    First Quarter (through February 4, 2005)................  $46.65   $34.78



    As of February 4, 2005, the last reported sale price of our common shares on the NYSE was $36.55.


                                DIVIDEND POLICY

    In December 2004, we effected a three-for-two stock split of our common shares in the form of a 50% stock dividend. The stock dividend was paid on December 31, 2004 to holders of record of the common shares at the close of business on December 23, 2004.

    In 2004, we paid cash dividends of $.375 per common share (on a pre-split basis). In 2003 and 2002, we paid cash dividends of $.25 per common share (on a pre-split basis). The payment of dividends in the future is subject to the discretion of our Board of Directors and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that the Board of Directors may deem to be relevant.

    In connection with the declaration of dividends or the making of distributions on, or the purchase, redemption or other acquisition of common shares, we are required to comply with certain restrictions contained in certain of our debt instruments. Our regulated subsidiaries are restricted in the amount of distributions that can be made to us without regulatory approval. For further information, see Item 7, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' incorporated by reference in this offering circular from our Annual Report on Form 10-K for the fiscal year ended
December 31, 2003.

                        DESCRIPTION OF OUR CAPITAL STOCK

AUTHORIZED CAPITAL


    As of February 4, 2005, our amended and restated articles of incorporation provide that we have authority to issue the following capital stock:



      150,000,000 common shares, $1.00 par value, of which 107,613,828 shares are issued and outstanding; and


      6,000,000 preferred shares, $1.00 par value, of which no shares are issued and outstanding.

COMMON SHARES

    Subject to the rights of the holders of any preferred shares that may be outstanding, holders of our common shares are entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of liquidation, dissolution or winding up of our affairs, to share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred shares. Each holder of common shares is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of shareholders. Holders of common shares have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our common shares. Our common shares are traded on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol 'LUK.'

PREFERRED SHARES

    We are authorized by our amended and restated certificate of incorporation to issue up to 6,000,000 shares of preferred stock in one or more series. The board of directors has the authority, without any vote or action by our stockholders, to (a) authorize the issuance of preferred stock up to the limit set by our certificate of incorporation, (b) create new series of preferred stock and (c) fix the terms of each series, including any rights related to dividends, voting, conversion, redemption and liquidation preference. The issuance of preferred stock could adversely affect the voting and other rights of holders of the common stock and may have the effect of delaying or preventing a change in control of our company.

THE TRANSFER RESTRICTIONS ON OUR COMMON SHARES

    There are certain restrictions on the transferability of our common shares. For a description of the transfer restrictions, see 'Transfer Restrictions on our Common Shares' below.

TRANSFER AGENT

    American Stock Transfer & Trust Company is the Transfer Agent and Registrar for our common shares.

                   TRANSFER RESTRICTIONS ON OUR COMMON SHARES

GENERAL

    In order to protect our significant tax loss carryforwards and other tax attributes, our common shares are subject to certain transfer restrictions contained in our certificate of incorporation. The transfer restriction imposes restrictions on the transfer of our common shares (and any other capital stock that we issue in the future) to designated persons.

TAX LAW LIMITATIONS

    The benefit of a company's existing tax loss and credit carryovers, as well as the benefit of built-in losses, can be reduced or eliminated under Section 382 of the Internal Revenue Code. Section 382 limits the use of losses and other tax benefits by a company that has undergone an 'ownership change,' as defined in Section 382 of the Code. Generally, an 'ownership change' occurs if one or more shareholders, each of whom owns 5% or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company's capital stock are generally treated together as one 5% shareholder. In addition, certain attribution rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, are applied in determining the level of stock ownership of a particular shareholder. Options (including warrants and other rights) to acquire capital stock may be treated as if they had been exercised, on an option-by-option basis, if the issuance, transfer or structuring of the option meets certain tests. All percentage determinations are based on the fair market value of a company's capital stock, including any preferred stock which is voting or convertible (or otherwise participates in corporate growth).

    If an 'ownership change' were to occur in respect of Leucadia or any of its subsidiaries or subsidiary groups, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by net operating losses ('NOLs') or other tax attributes existing (or 'built-in') prior to such 'ownership change' could not exceed an amount equal to the product obtained by multiplying (1) the aggregate value of Leucadia, the subsidiary or the subsidiary group that underwent the 'ownership change' by (2) the federal long-term tax exempt rate. Because the aggregate value of Leucadia or any of its subsidiaries, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income that could be offset by such NOLs or other tax attributes (and 'built-in' losses) were an 'ownership change' to occur in the future. However, if such limitation were to exceed the taxable income against which it otherwise would be applied for any year following an 'ownership change,' the limitation for the ensuing year would be increased by the amount of such excess.

DESCRIPTION OF THE TRANSFER RESTRICTION

    Our certificate of incorporation generally restricts until December 31, 2024 (or earlier, in certain events) any attempted transfer of our common shares or any other securities that would be treated as our 'stock' under the applicable tax regulations (which we refer to herein as 'Leucadia Stock') to a person or group of persons who own, or who would own as a result of such transfer, 5% or more of the Leucadia Stock. The transfer restriction also restricts any other attempted transfer of Leucadia Stock that would result in the identification of a new '5-percent shareholder' of our company, as determined under applicable tax regulations. This would include, among other things, an attempted acquisition of Leucadia Stock from an existing 5-percent shareholder. For these purposes, numerous rules of attribution, aggregation and calculation prescribed under the Internal Revenue Code (and related regulations) will be applied in determining whether the 5% threshold has been met and whether a group exists. The transfer restriction may also apply to proscribe the creation or transfer of certain 'options,' which are broadly defined, in respect of the Leucadia Stock.

    Acquisitions of Leucadia Stock directly from us, whether by way of option exercise or otherwise, are not subject to the transfer restriction. Consequently, persons or entities who are able to acquire our common shares directly from us, including our employees, officers and directors, may do so without application of the transfer restriction, irrespective of the number of our common shares they are acquiring. As a result, those persons or entities dealing directly with us may be seen to receive an advantage over persons or entitles who are not able to acquire our common shares directly from us and, therefore, are restricted by the terms of the transfer restriction. It should be noted, however, that any direct acquisitions of our common shares from us first requires board approval and in granting such approval, the board will review the implications of any such issuance for our NOLs and other tax attributes.

    Our board of directors has the discretion to approve a transfer of Leucadia Stock that would otherwise violate the transfer restriction. Nonetheless, if the board of directors decides to permit a transfer that would otherwise violate the transfer restriction, that transfer or later transfers may result in an 'ownership change' that would limit the use of the tax attributes of Leucadia. The board of directors intends to consider any attempted transfer individually and determine at the time whether it is in the best interest of our company, after consideration of any factors that the board deems relevant, to permit the transfer notwithstanding that an 'ownership change' may occur.

    The transfer restriction will restrict a shareholder's ability to acquire additional Leucadia Stock in excess of the specified limitations. Furthermore, a shareholder's ability to dispose of his Leucadia Stock, or any other Leucadia Stock which the shareholder may acquire, may be restricted as a result of the transfer restriction.

    Generally, the restriction is imposed only with respect to the number of shares of Leucadia Stock, or options with respect to Leucadia Stock (the 'Excess Stock'), purportedly transferred in excess of the threshold established in the transfer restriction. In any event, the restriction does not prevent a valid transfer if either the transferor or the purported transferee obtains the approval of our board of directors.

    The transfer restriction restricts any person or entity, or group of persons or entities, from acquiring sufficient Leucadia Stock to cause that person or entity to become the owner of 5% of the Leucadia Stock, and prohibits the current 5-percent shareholders, as determined under applicable tax regulations, from increasing their ownership of Leucadia Stock without obtaining the approval of our board of directors.

    Our certificate of incorporation further provides that all certificates representing Leucadia Stock bear the following legend: 'THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.'

    In accordance with the transfer restriction, we will not permit any of our employees or agents, including the transfer agent, to record any transfer of our common shares purportedly transferred in excess of the threshold established in the transfer restriction. As a result, requested transfers of Leucadia Stock may be delayed or refused.

    Our certificate of incorporation provides that any transfer attempted in violation of the restrictions would be void ab initio, even if the transfer has been recorded by the transfer agent and new certificates issued. The purported transferee of the Leucadia Stock would not be entitled to any rights of shareholders with respect to the Excess Stock, including the right to vote the Excess Stock, or to receive dividends or distributions in liquidation in respect thereof, if any.

    If our board of directors determines that a purported transfer has violated the transfer restriction, we will require the purported transferee to surrender the Excess Stock, and any dividends the purported transferee has received on the Excess Stock, to an agent designated by the board of directors. The agent will then sell the Excess Stock in one or more arm's-length transactions, executed on the NYSE, if possible, to a buyer or buyers, which may include us; provided that nothing will require the agent to sell the Excess Stock within any specific time frame if, in the agent's discretion, the sale would disrupt the market for the Leucadia Stock or have an adverse effect on the value of the Leucadia Stock. If the purported transferee has resold the Excess Stock before receiving our demand to surrender the Excess Stock, the purported transferee generally will be required to transfer to the agent the proceeds of the sale and any distributions the purported transferee has received on the Excess Stock. From such proceeds, the agent will pay any amounts remaining after repaying its own expenses and reimbursing the purported transferee for the price paid for the Excess Stock (or the fair market value of the Excess Stock at the time of the attempted transfer to the purported transferee by gift, inheritance or similar transfer) to a named charity or, in certain circumstances, charities selected by the Board of Directors.

    The transfer restriction and related provisions contained in our amended and restated bylaws may be deemed to have an 'anti-takeover' effect because they restrict the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate at least 5% of the Leucadia Stock and the ability of persons, entities or groups now owning at least 5% of the Leucadia Stock from acquiring additional Leucadia Stock. The transfer restriction discourages or prohibits accumulations of substantial blocks of shares for which shareholders might receive a premium above market value.

    Notwithstanding the restrictions, however, there remains a risk that certain changes in relationships among shareholders or other events will cause a change of ownership to occur under Section 382 of the Internal Revenue Code. Further, there can be no assurance, in the event transfers in violation of the transfer restriction are attempted, that the IRS will not assert that those transfers have federal income tax significance notwithstanding the transfer restriction. As a result, the transfer restriction serves to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above on the use of tax attributes of Leucadia.

    We have been advised by our counsel, Weil, Gotshal & Manges LLP, that, absent a court determination, (1) there can be no assurance that the transfer restriction will be enforceable against all of our shareholders and (2) the transfer restriction may be subject to challenge on equitable grounds.

However, it should be noted that the existing transfer restriction has been in place since December 31, 1992 and has not been challenged to date.

    The determination of 5% shareholder status is based upon the outstanding Leucadia Stock, which currently consists of only common shares. Consequently, in determining the existence of a 5% shareholder, a holder's percentage ownership, taking into account certain rules of attribution, would be calculated with reference to outstanding common shares (increased, for such holder, by the number of common shares deemed to be, but not actually outstanding). Future changes in the capitalization of Leucadia may affect who will be deemed a 5% shareholder, thereby affecting the applicability of the transfer restriction to future transfers of common shares. However, because the transfer restriction generally applies (with certain exceptions) to a person or group of persons who owns (including by attribution) at least 5% of all 'stock' of Leucadia, a change in capitalization that increases the 'stock' of Leucadia likely would result in a reduction in the number of individuals or groups who would be subject to the transfer restriction, while a diminution of 'stock' of Leucadia would have the opposite effect.

    Holders are advised to carefully monitor their ownership of common shares (and any future securities of Leucadia that may constitute 'Leucadia Stock' for purposes of the transfer restriction) and should consult their own legal advisors and/or Leucadia to determine whether their ownership approaches the prohibited level.

         CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

    The following summary describes certain material U.S. federal income and, to a limited extent, certain U.S. federal estate tax consequences relating to the purchase, ownership and disposition of the common shares applicable to non-U.S. holders, as defined below. This summary is based on the Internal Revenue Code of 1986, or the Code, and Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. We undertake no obligation to update this tax summary in the future. This summary applies only to non-U.S. holders that will hold the common shares as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to be a complete analysis of all the potential tax consequences that may be material to a non-U.S. holder based on his or her particular tax situation. For example, this summary does not address tax consequences applicable to non-U.S. holders that may be subject to special tax rules, such as 'controlled foreign corporations,' 'passive foreign investment companies,' certain former citizens and long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax. Such persons should consult with their own tax advisors to determine the U.S. federal tax consequences that may be relevant to them. This discussion does not address the tax treatment of partnerships or persons who hold their interests through partnerships or other pass-through entities. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common shares. This discussion does not consider the effect of any applicable state, local, foreign or other tax laws, including gift tax laws.

    When we refer to a non-U.S. holder, we mean a beneficial owner of common shares that for U.S. federal income tax purposes is other than:

      a citizen or individual resident of the United States, as determined for U.S. federal income tax purposes;

      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

      an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

      a trust that is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

TAXATION OF DISTRIBUTIONS AND DISPOSITIONS

    DISTRIBUTIONS ON COMMON SHARES

    Generally, dividends paid to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:

      Dividends effectively connected with a trade or business of a non-U.S. holder within the United States generally will not be subject to withholding if the non-U.S. holder provides a properly executed IRS
      Form W-8ECI (or other successor form) and otherwise complies with applicable IRS certification requirements and generally will be subject to U.S. federal income tax on a net income basis at regular rates. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

      The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS
      Form W-8BEN (or other successor form) and otherwise satisfy the applicable certification and other requirements. A non-U.S. holder of common shares eligible for a reduced rate of U.S. withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service, or the IRS.

    DISPOSITIONS OF COMMON SHARES

    Generally, a non-U.S. holder will not be subject to U.S. federal income tax with respect to gain recognized upon the disposition of such holder's shares of common shares unless:

      the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

      such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or, if a tax treaty applies, the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and is attributable to a U.S. permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder; or

      we are or have been a 'U.S. real property holding corporation' for U.S. federal income tax purposes and, assuming that our common shares are deemed to be 'regularly traded on an established securities market,' the non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition or such shorter period that such shares were held, more than five percent of our common shares.

    An individual non-U.S. holder described in the first bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset against U.S. source capital losses (even though the individual is not considered a resident of the United States). A non-U.S. holder described in the second bullet point above will be subject to tax on the gain derived from the sale under regular graduated U.S. federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% (or such lower rate as may be prescribed by an applicable treaty). We do not believe we currently are, and we do not currently anticipate becoming, a 'U.S. real property holding corporation' for U.S. federal income tax purposes. As of the date of this offering, our common shares will be regularly traded on an established securities market.

FEDERAL ESTATE TAXES

    Common shares owned or treated as owned by an individual who is a non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    INFORMATION REPORTING

    We must report annually to the IRS and to each non-U.S. holder the entire amount of any dividend that is paid to such holder. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

    The payment of proceeds from the sale of common shares by a broker to a non-U.S. holder is generally not subject to information reporting if:

      the beneficial owner of the common shares certifies its non-U.S. status under penalties of perjury, or otherwise establishes an exemption; or

      the sale of the common shares is effected outside the United States by a foreign office, unless the broker is:

          a U.S. person or U.S. related person as defined in the Code; or

          a controlled foreign corporation for U.S. federal income tax purposes.

    BACKUP WITHHOLDING

    Dividends paid to a non-U.S. holder of common shares generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. The payment of proceeds from a disposition of common shares effected by a non-U.S. holder outside the United States by or through a foreign office of a broker generally will not be subject to backup withholding. Payment of the proceeds from a disposition by a non-U.S. holder of common shares made by or through the U.S. office of a broker is generally not subject to backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we, our paying agent or the broker has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person.

    Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

    THE U.S. FEDERAL INCOME AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              SELLING SHAREHOLDER

    On January 7, 2005, the selling shareholder purchased from each of Ian M. Cumming and Joseph S. Steinberg, our Chairman and President, respectively, 1,125,000 common shares in private transactions pursuant to separate Stock Purchase Agreements.

    The selling shareholder and its affiliates from time to time have provided in the past and may provide future commercial or investment banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received or will receive customary compensation. In addition, the selling shareholder and its affiliates have engaged in the past and may engage in the future in securities transactions with us and our affiliates on an arms'-length basis. We have an equity interest in Jefferies Partners Opportunity Fund II, LLC, a registered broker-dealer managed and controlled by the selling shareholder. For further information, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 incorporated by reference into this prospectus.

    The following table sets forth certain information concerning the number of common shares that may be offered from time to time under this prospectus by the selling shareholder named in the table. We prepared this table based on the information supplied to us by the selling shareholder and we have not sought to verify such information. The selling shareholder is a registered broker-dealer. The selling shareholder acquired the common shares being offered hereby for investment purposes, and not as compensation for underwriting activities. The selling shareholder may be considered to be an underwriter, within the meaning of the Securities Act, with respect to any common shares that it sells pursuant to this prospectus.


    The percentages of common shares beneficially owned and being offered are based on the number of our common shares that were outstanding as of February 4, 2005. Because the selling shareholder may offer all or some portion of the common shares pursuant to this prospectus, we have assumed for purposes of the table below that the selling shareholder will sell all of the common shares offered by this prospectus pursuant to this prospectus. As of February 4, 2005, we had 107,613,828 common shares outstanding.


    The number of common shares beneficially owned by the selling shareholder is determined under rules promulgated by the SEC, and it is not necessarily indicative of beneficial ownership for any other purpose. The selling shareholder has not held any position or office or has had any material relationship with us within the past three years, except as otherwise described above:

                                     PRIOR TO OFFERING(a)                      AFTER OFFERING(a)(b)
     NAME AND POSITION       -------------------------------------     -------------------------------------
     WITH THE COMPANY        NUMBER OF SHARES     PERCENT OF CLASS     NUMBER OF SHARES     PERCENT OF CLASS
        IN THE PAST            BENEFICIALLY         BENEFICIALLY         BENEFICIALLY         BENEFICIALLY
    THREE YEARS, IF ANY           OWNED                OWNED                OWNED                OWNED
    -------------------           -----                -----                -----                -----
Jefferies & Company,
  Inc. ....................      2,257,619(c)             2.1%                7,619(d)          *

---------


  *  Less than 1%.
(a) Based on 107,613,828 common shares outstanding as of February 4, 2005 plus 7,619 common shares issuable upon conversion of our 3 3/4% Convertible Senior Subordinated
     Notes due 2014 currently held by the selling shareholder.
(b) We do not know when or in what amounts the selling shareholder may offer for sale common shares pursuant to this offering. The selling shareholder may sell the common shares covered by this prospectus from time to time, and may also decide not to sell any or all of the common shares it is allowed to sell under this prospectus. Because the selling shareholder may offer all or some of the common shares pursuant to this offering, we cannot estimate the number of common shares that the selling shareholder will hold after completion of the offering. For purposes of this table, we have assumed that the selling shareholder will have sold all of the common shares covered by this prospectus upon the completion of the offering.
(c) Consists of 2,250,000 common shares that may be offered hereby and 7,619 common shares issuable upon conversion of our convertible notes currently held by the selling shareholder. From time to time, the selling shareholder may acquire or dispose of our common shares and/or our convertible notes and may hold a long or short position in such securities.
(d) Consists of 7,619 common shares issuable upon conversion of our convertible notes currently held by the sellling shareholder. From time to time, the selling shareholder may acquire or dispose of our common shares and/or our convertible notes, and may hold a long or short portion of such securities.

                              PLAN OF DISTRIBUTION

    The selling shareholder, which term includes all transferees, pledges, donees or their successors, may from time to time sell the common shares covered by this prospectus, directly to purchasers or offer the common shares through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholder and/or the purchasers of common shares for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

    The common shares may be sold in one or more transactions:

      at fixed prices;

      at prevailing market prices at the time of sale;

      at varying prices determined at the time of sale; or

      at negotiated prices.

    The sales may be effected in transactions that may involve crosses or block transactions, in the following manner:

      on any national securities exchange or quotations service on which the common shares may be listed or quoted at the time of sale, including the New York Stock Exchange;

      in the over-the-counter-market;

      in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

      through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

    In connection with the sale of the common shares, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging position they assume. The selling shareholder may sell the common shares short and deliver common shares to close out short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these common shares.

    Our outstanding common shares are listed for trading on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbol 'LUK.'

    In order to comply with the securities laws of some jurisidictions, if applicable, the holders of common shares may offer and sell those common shares in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the common shares may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

    The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the common shares, may be 'underwriters' within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the common shares may be underwriting compensation under the Securities Act. The selling shareholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that it will not engage in any transaction in violation of such provisions.

    If required, at the time of a particular offering of common shares by the selling shareholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

    The terms of Exhibit 1 to an Agreement and Plan of Reorganization between us and TLC Associates, a New York general partnership, dated February 23, 1989, obligate us to register the common shares covered by this registration statement, under applicable federal and state securities laws under specific circumstances and at specific times. The registration provisions provide for cross indemnification of the selling shareholder and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common shares, including liabilities under the Securities Act. In the event the selling shareholder sells its common shares through any underwriter, the registration provisions provide for indemnification by us of those underwriters and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those common shares. Pursuant to the registration provisions, we will bear all fees and expenses incurred in connection with the registration of the common shares, except that selling shareholder will pay all broker's commissions and, in connection with any underwritten offering, underwriting discounts and commissions.


    We are required by the registration provisions to file any amendments and supplements to this prospectus and the registration statement of which this prospectus is a part as may be necessary to keep the registration statement effective for the shorter of six months or the completion of the distribution and to comply with the provisions of the Securities Act with respect to the disposition of the common shares covered by the registration statement in accordance with the selling shareholders intended method of distribution.


                                 LEGAL MATTERS

    Weil, Gotshal & Manges LLP has passed upon the validity of the common shares on behalf of us. Members of Weil, Gotshal & Manges LLP beneficially own, in the aggregate, approximately 29,250 common shares, representing less than 0.1% of the outstanding common shares.

                           INCORPORATION BY REFERENCE

    The Commission allows us to 'incorporate by reference' information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the Commission may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us until the exchange offer is complete:

      our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended on Form 10-K/A;

      our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;


      our Current Reports on Form 8-K filed with the Commission on March 15, 2004, March 22, 2004, March 26, 2004, April 22, 2004, May 7, 2004,
      August 6, 2004, August 17, 2004, September 27, 2004, September 30, 2004,
      October 18, 2004, November 9, 2004, December 8, 2004, January 12, 2005 and February 2, 2005; and


      all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all notes have been sold.

    You may also request a copy of these filings, at no cost, by writing or telephoning us at the following:

       Leucadia National Corporation
       315 Park Avenue South
       New York, New York 10010
       Attention: Corporate Secretary
       Telephone: (212) 460-1900

    In order to obtain timely delivery, holders must request the information no later than five business days before the expiration date of the exchange offer.

                                    EXPERTS

    The financial statements and financial statement schedules of Leucadia National Corporation incorporated in this prospectus by reference to the Current Report on Form 8-K dated January 10, 2005, except as they relate to WilTel Communications Group, Inc. for the period from January 1, 2003 through
November 5, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, and, insofar as they relate to WilTel Communications Group, Inc., in reliance upon the report of Ernst & Young, an independent registered public accounting firm, given on the authority of said firms as experts in accounting and auditing.

    The financial statements of Olympus Re Holdings, Ltd. incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part to our Form 10-K, as amended, for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    The financial statements of Berkadia LLC appearing in Leucadia's Annual Report on Form 10-K, for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of The FINOVA Group Inc. appearing in Leucadia's Annual Report on Form 10-K/A, for the year ended December 31, 2003, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Jefferies Partners Opportunities Fund II, LLC as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003, appearing in the December 31, 2003 Annual Report on Form 10-K of Leucadia, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of WilTel as of November 5, 2003 and December 31, 2002 (Successor Company), and for the periods from January 1, 2003 through November 5, 2003, and November 1, 2002 through December 31, 2002 (Successor Company) and the period January 1, 2002 through October 31, 2002, and for the year ended December 31, 2001 (Predecessor Company), have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of EagleRock Capital Partners (QP), LP as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and for the period from January 1, 2002 (commencement of operations) to December 31, 2002 and the financial statements of EagleRock Master Fund as of December 31, 2003 and 2002 and for the year ended December 31, 2003 and for the period from May 1, 2002 (commencement of operations) to December 31, 2002, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses payable by the registrant in connection with the resales of the securities to be registered, other than underwriting commissions. All amounts shown are estimates except the SEC registration statement filing fee. The selling shareholders will pay none of the expenses listed below:

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration statement filing fee.......................   $11,449
Printing fees and expenses..................................     5,000
Legal fees and expenses.....................................    25,000
Accounting fees and expenses................................    40,000
Other.......................................................     8,551
                                                               -------
        Total...............................................   $90,000
                                                               -------
                                                               -------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The registrant is a New York corporation. Sections 722 through 725 of the New York Business Corporation Law (the 'Business Corporation Law') provide that a corporation may indemnify, with certain limitations and exceptions, a director or officer as follows: (1) in a derivative action, against his reasonable expenses, including attorneys' fees but excluding certain settlement costs, actually and necessarily incurred by him in connection with the defense thereof, or an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in (or in the case of service for another corporation, not opposed to) the best interests of the corporation; and
(2) in a civil or criminal non-derivative action or proceeding including a derivative action by another corporation, partnership or other enterprise in which any director or officer of the indemnifying corporation served in any capacity at the indemnifying corporation's request, against judgments, fines, settlement payments and reasonable expenses, including attorneys' fees, incurred as a result thereof, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in (or, in the case of service for any other corporation, not opposed to) the best interests of the corporation and, in criminal actions and proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Such indemnification is a matter of right where the director or officer has been successful on the merits or otherwise, and otherwise may be granted upon corporate authorization or court award as provided in the statute.

    Section 721 of the Business Corporation Law provides that indemnification arrangements can be established for directors and officers, by contrast, by-law, charter provision, action of shareholders or board of directors, on terms other than those specifically provided by Article 7 of the Business Corporation Law, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Article V of the Company's By-Laws provides for the indemnification, to the full extent authorized by law, of any person made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company.

    Section 726 of the Business Corporation Law provides that a corporation may obtain insurance to indemnify itself and its directors and officers. The Company maintains an insurance policy providing both directors and officers liability coverage and corporate reimbursement coverage.

    Article Sixth of the Company's Certificate of Incorporation contains a charter provision eliminating or limiting director liability for monetary damages arising from breaches of fiduciary duty, subject only to certain limitations imposed by statute.

ITEM 16. EXHIBITS.

    (a)


EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------
   4.1  -- Specimen Common Share certificate (filed as Exhibit 4.1 to the Registrant's Registration Statement No.
           333-117632).*
   5.1  -- Opinion of Weil, Gotshal & Manges LLP.**
  23.1  -- Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of the Registrant.
  23.2  -- Consent of PricewaterhouseCoopers, independent auditors of Olympus Re Holdings, Ltd.
  23.3  -- Consent of Ernst & Young LLP, independent auditors of
           Berkadia LLC.
  23.4  -- Consent of Ernst & Young LLP, independent registered public accountants of WilTel Communications Group, Inc.
  23.5  -- Consent of Ernst & Young LLP, independent registered public accounting firm of The FINOVA Group Inc.
  23.6  -- Consent of KPMG LLP, independent auditors of Jefferies
           Partners Opportunity Fund II, LLC.
  23.7  -- Consent of BDO Seidman, LLP, independent registered public accountants of EagleRock Capital Partners (QP), LP
           and EagleRock Master Fund.
  23.8  -- Consent of Weil, Gotshal & Manges LLP (included in
           Exhibit 5.1).
  24.1  -- Power of Attorney (contained on signature page).


---------

 * Incorporated herein by reference.


** Previously filed.


ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        1: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement;

           c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

        2. For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ('Act') in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of February, 2005.


                                          LEUCADIA NATIONAL CORPORATION

                                          By:        /s/ JOSEPH A. ORLANDO
                                              ..................................
                                                      JOSEPH A. ORLANDO
                                                     VICE PRESIDENT AND
                                                   CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons on behalf of Leucadia National Corporation and in the capacities and on the dates indicated.



                  NAME                                  TITLE                            DATE
                 ------                                -------                          ------
                                                                                   February 7, 2005
                    *                       Chairman of the Board
 .........................................    (Principal Executive Officer)
             (IAN M. CUMMING)
                    *                       President and Director                 February 7, 2005
 .........................................    (Principal Executive Officer)
          (JOSEPH S. STEINBERG)

          /S/ JOSEPH A. ORLANDO             Vice President and Chief Financial     February 7, 2005
 .........................................    Officer
           (JOSEPH A. ORLANDO)                (Principal Financial Officer)

         /S/ BARBARA L. LOWENTHAL           Vice President and Comptroller         February 7, 2005
 .........................................    (Principal Accounting Officer)
          (BARBARA L. LOWENTHAL)

                    *                       Director                               February 7, 2005
 .........................................
             (PAUL M. DOUGAN)

                    *                       Director                               February 7, 2005
 .........................................
         (LAWRENCE D. GLAUBINGER)

                    *                       Director                               February 7, 2005
 .........................................
          (ALAN J. HIRSCHFIELD)

                  NAME                                  TITLE                            DATE
                 ------                                -------                          ------
                    *                       Director                               February 7, 2005
 .........................................
            (JAMES E. JORDAN)
                    *                       Director                               February 7, 2005
 .........................................
            (JEFFREY C. KEIL)

                    *                       Director                               February 7, 2005
 .........................................
        (JESSE CLYDE NICHOLS, III)

*By: /s/ BARBARA L. LOWENTHAL
         ----------------------
          BARBARA L. LOWENTHAL
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                            DESCRIPTION
 ------                            -----------
      4.1  -- Specimen Common Share certificate (filed as Exhibit 4.1 to the Registrant's Registration Statement No.
              333-117632).*
      5.1  -- Opinion of Weil, Gotshal & Manges LLP.**
     23.1  -- Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of the Registrant.
     23.2  -- Consent of PricewaterhouseCoopers, independent auditors of Olympus Re Holdings, Ltd.
     23.3  -- Consent of Ernst & Young LLP, independent auditors of
              Berkadia LLC.
     23.4  -- Consent of Ernst & Young LLP, independent registered public accountants of WilTel Communications Group, Inc.
     23.5  -- Consent of Ernst & Young LLP, independent registered public accounting firm of The FINOVA Group Inc.
     23.6  -- Consent of KPMG LLP, independent auditors of Jefferies
              Partners Opportunity Fund II, LLC.
     23.7  -- Consent of BDO Seidman, LLP, independent registered public accountants of EagleRock Capital Partners (QP), LP
              and EagleRock Master Fund.
     23.8  -- Consent of Weil, Gotshal & Manges LLP (included in
              Exhibit 5.1).
     24.1  -- Power of Attorney (contained on signature page).


---------

 *  Incorporated herein by reference.


**  Previously filed.